Schedule 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the registrant:	☒

Filed by a party other than the registrant	☐

Check the appropriate box:

☐	Preliminary proxy statement.
☐	Confidential, for use of the Commission only (as permitted by Rule 14a- 6(e)(2))
☐	Definitive Proxy Statement.
☐	Definitive additional materials.
☒	Soliciting material under Rule 14a-12.

Interlinq Software Corporation

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

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THE FOLLOWING IS A PRESS RELEASE ISSUED BY INTERLINQ SOFTWARE CORPORATION ON AUGUST 6, 2002.

INTERLINQ Announces Signing of Definitive Agreement for Sale of the Company to Harland Financial Solutions

Acquisition Makes Harland Market Leader in Mortgage Technology

BELLEVUE, Washington, August 6, 2002 -- INTERLINQ Software Corporation (Nasdaq: INLQ) today announced that it has entered into a definitive agreement with Harland Financial Solutions, Inc., a wholly-owned subsidiary of John H. Harland Company (NYSE: JH), pursuant to which Harland will acquire INTERLINQ. Bellevue-based INTERLINQ will become a wholly-owned subsidiary of Harland Financial Solutions.

Harland will acquire all of the outstanding shares of INTERLINQ and in-the-money stock options for approximately $33M in cash. As a result of the transaction, INTERLINQ shareholders will receive cash in the amount of $6.25 per share.

INTERLINQ and Harland expect the acquisition to close in the fourth quarter of 2002, subject to the approval of INTERLINQ’s shareholders and other customary conditions. Directors of INTERLINQ and certain significant shareholders, who collectively own approximately 32% of INTERLINQ’s outstanding shares, have agreed to vote their shares in favor of the proposed transaction.

“We’re excited to join as prestigious and innovative a company as Harland and for the opportunity to play a key role in the fast growing Harland Financial Solutions organization,” said Michael Jackman, president and CEO of INTERLINQ. “We see this agreement as further confirmation that the strategic direction we’ve established over the last year is both highly desirable and on target to deliver products that will set the new standard in financial services solutions.”

“INTERLINQ builds on our expertise in compliance and gives us the leadership position in mortgage services,” said John O’Malley, president of Harland Financial Solutions. “We are excited about the new products INTERLINQ is introducing and its reputation for exceptional service. We look forward to continuing that tradition while integrating our products.”

INTERLINQ was advised on this transaction by D.A. Davidson & Co.

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About Harland Financial Solutions

Harland Financial Solutions (www.harlandfinancialsolutions.com) supplies software and services to thousands of financial institutions of all sizes. Harland Financial

Solutions is a leader in deposit & loan origination, platform, teller, call-center, mortgage, business intelligence, core processing, and customer relationship management systems.

About Harland

Atlanta-based John H. Harland Company (NYSE: JH) (www.harland.net) is listed on the New York Stock Exchange. Harland is a leading provider of software and printed products to the financial institution market. Harland’s software solutions include deposit & loan origination, platform, teller, call-center, mortgage, business intelligence, core processing, and customer relationship management systems. Harland’s printed products offerings include checks, direct marketing and financial forms. Scantron Corporation (www.scantron.com), a wholly owned subsidiary, is a leading provider of software services and systems for the collection, management and interpretation of data to the financial, commercial and educational markets.

About INTERLINQ

INTERLINQ Software Corporation, established in 1982, is a leading provider of technology that helps organizations effectively manage complex, information-intensive business transactions. The company’s mortgage technology businesses offer client-server and Web-based solutions to mortgage lenders, including a number of the top originators. INTERLINQ lending systems process approximately one in ten retail mortgages, more than any other system. The company’s products automate the life cycle of the loan from origination through servicing. INTERLINQ’s enterprise application integration (EAI) business offers a framework to integrate and manage business processes across the enterprise; its technology solutions have won industry recognition and awards. More information on INTERLINQ’s products and services is available on the company’s Web site at www.interlinq.com.

Additional Information

In connection with the merger, INTERLINQ will file a proxy statement and other relevant documents with the U.S. Securities and Exchange Commission (the “SEC”). Shareholders are urged to read the proxy statement carefully and in its entirety when it becomes available, together with all other relevant documents filed by INTERLINQ with the SEC, because such documents will contain important information. You will be able to obtain these documents free of charge at the web site maintained by the SEC at www.sec.gov. In addition, you can obtain documents filed by INTERLINQ with the SEC free of charge by requesting them in writing from INTERLINQ Software Corporation, Investor Relations, 11980 NE 24th Street, Bellevue, WA 98005, Phone: (425) 827-1112, Fax: (425) 827-0927.

INTERLINQ and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from INTERLINQ shareholders in connection with the merger. Information about the directors and executive officers of INTERLINQ and their ownership of INTERLINQ’s shares is set forth in INTERLINQ’s proxy statement for its 2001 annual meeting of shareholders. Copies of INTERLINQ’s 2001 proxy statement are available at the addresses provided above. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement regarding the acquisition of INTERLINQ by Harland Financial Solutions, Inc. when it becomes available.

INVESTORS ARE URGED TO READ THE MERGER PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING DECISION.